EXHIBIT 23.1






                       CONSENT OF INDEPENDENT ACCOUNTANTS

      We hereby consent to the use in the Registration Statement on Form SB-2 for The Project Group of our report dated March 26, 2004 related to the consolidated balance sheet of The Project Group for the year ended December 31, 2003 and the related consolidated statements of operations, shareholder's deficit and cash flows for the years ended December 31, 2003 and 2002. We also consent to the reference to us under the headings "EXPERTS" in such form SB-2. Our report, dated March 26, 2004 for The Project Group, included an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

                                         /S/ Thomas Leger & Co. L.L.P.


Houston, Texas
May 20, 2004